Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 10, 2006, with respect to the combined balance sheets of Embarq Corporation (formerly referred to as the New Local Company) as of December 31, 2005 and 2004, and the related combined statements of operations, cash flows and business equity and comprehensive income (loss) for the years ended December 31, 2005, 2004 and 2003 and the related financial statement schedule and to the reference to our firm under the headings “Summary Combined Financial Data,” “Selected Combined Financial Data,” and “Experts” in the prospectus.

/s/ KPMG LLP

Kansas City, Missouri

April 14, 2006